Exhibit 99.1

springbig and Tuatara Capital Acquisition Corporation Announce Amendments to Business Combination to Enhance Transaction for Public Shareholders and Additional Funding Through a Convertible Note and Committed Equity Financing Facility

Reduction in transaction valuation and a proposed offering of up to one million bonus shares to non-redeeming public shareholders to reduce their cost basis

Convertible note of $16 million from a global institutional investor and a $50 million committed equity financing facility from an affiliate of Cantor Fitzgerald L.P.

BOCA RATON, Fla. May 2, 2022 – SpringBig, Inc. (“springbig” or the “Company”), a leading provider of SaaS-based marketing solutions, mobile app experiences, and omnichannel loyalty programs to the cannabis industry, and Tuatara Capital Acquisition Corporation (NASDAQ: TCAC) (“TCAC”) today announced amendments to their merger agreement and securing of additional committed capital to ensure the business combination has adequate funding to execute its growth plan.

Amendments to Business Combination

springbig and TCAC recognize that market conditions have changed since the proposed merger agreement was initially announced on November 9, 2021, and have agreed to amend the terms to reflect current conditions and thereby encourage public shareholders to support the transaction and retain their shares.

The amended and restated merger agreement reduces the total enterprise value of the Company to $275 million, representing an 8% reduction in valuation from the initial agreement. In addition, a bonus pool of up to 1 million shares of TCAC common stock will be allocated pro-rata to non-redeeming public stockholders up to a maximum of one bonus share for each share held, effectively reducing their cost base. For additional details, please reference the Form 8-K filed with the U.S. Securities and Exchange Commission on April 19, 2022.

Convertible Notes

springbig and TCAC are also announcing an agreement for the issuance of senior secured convertible notes with a 24-month maturity (the “Notes”), up to $16 million principal amount of which have been subscribed to by a global institutional investor. An initial tranche of $11 million will close in connection with the closing of the merger agreement. The second tranche of $5 million, subject to certain conditions in the agreement, will close 60 days after the resale registration statement is declared effective by the SEC. For additional details please reference the Form 8-K filed with the U.S. Securities and Exchange Commission on May 2, 2022.

Equity Financing Facility

In addition, TCAC entered into a committed equity financing facility (the “CEF Facility”) with an affiliate of Cantor Fitzgerald L.P. (“Cantor”). Under the terms of the CEF Facility, Cantor has committed to purchase, after the closing of the proposed merger with the Company, up to an aggregate of $50 million of TCAC’s common shares from time to time at TCAC’s request. For additional details please reference the Form 8-K filed with the U.S. Securities and Exchange Commission on May 2, 2022.

Management Commentary

Paul Sykes, Chief Financial Officer of springbig, said: “These latest developments represent further significant steps towards completing our business combination with TCAC. The amendments to the terms of the merger have enhanced the value of this transaction to our public shareholders. By reducing valuation and combining this with the innovative structure of offering up to one million bonus shares to be issued pro-rata to non-redeeming public shareholders, we believe we have created an attractive proposition that adequately reflects current market dynamics. Additionally, the commitments we have received from the global institutional investor with respect to the senior secured convertible note, the CEF Facility with Cantor, and the previously announced $13 million common equity PIPE will ensure that springbig starts life as a public company with access to adequate capital to continue to scale our existing business and pursue our expansion strategies as opportunities emerge.”

Jeffrey Harris, CEO of springbig, added: “We are delighted to have the support of Cantor and an institutional investor. The growth opportunity ahead of springbig is significant as we look to strengthen our core loyalty and marketing communication capabilities, execute our expansion strategies, and deploy the additional capital we receive from our transition into a public company.”

Advisors

Cantor Fitzgerald & Co. is serving as exclusive placement agent for the PIPE financing. DLA Piper LLP (US) is acting as placement agent counsel.

The business combination is expected to close in mid-2022, subject to the approval of TCAC’s shareholders and other customary closing conditions and regulatory approvals. Upon closing of the business combination, the combined company will operate under the springbig name and is expected to remain listed on the NASDAQ Stock Market, under the new symbol “SBIG.” A link to the latest amended S-4 filing can be found through the SEC’s website.

About springbig

springbig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. springbig’s platform connects consumers with retailers and brands, primarily through SMS marketing, as well as emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. springbig offers marketing automation solutions that provide for consistency of customer communication, thereby driving customer retention and retail foot traffic. Additionally, springbig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends. On November 9, 2021, springbig announced that it entered into a definitive agreement for a business combination with Tuatara Capital Acquisition Corporation (NASDAQ: TCAC) (“TCAC”). The business combination is expected to close in mid-2022, subject to the approval of TCAC’s shareholders, the filed Form S-4 (the “Registration Statement”) being declared effective by the SEC, and other customary closing conditions and regulatory approvals. Upon closing of the business combination, the combined company will operate under the springbig name and is expected to remain listed on the NASDAQ Stock Market, under the new symbol “SBIG.”  For more information, visit https://springbig.com/.

About Tuatara Capital Acquisition Corporation

Tuatara Capital Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchaser, reorganization or similar business combination with one or more businesses, pursuing targets that are focused on businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. For more information, visit https://tuataraspac.com/.

Investor Relations Contact
Courtney Van Alstyne
MATTIO Communications
ir@mattio.com

Media Contact
Phoebe Wilson
MATTIO Communications
springbig@mattio.com

Additional Information About the Proposed Business Combination and Where to Find It

The proposed business combination will be submitted to stockholders of TCAC for their consideration. In connection with the proposed business combination, TCAC has filed a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include preliminary and definitive proxy statements to be distributed to TCAC’s stockholders in connection with TCAC’s solicitation for proxies for the vote by TCAC’s stockholders in connection with the proposed business combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to springbig’s stockholders in connection with the completion of the proposed business combination. After the Registration Statement has been declared effective, TCAC will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Before making any voting decision, TCAC’s stockholders and other interested persons are advised to read, once available, the preliminary proxy statement / prospectus and any amendments thereto and, once available, the definitive proxy statement / prospectus, along with all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination and the TCAC’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about TCAC, springbig (including, without limitation, further financial information and results) and the proposed business combination. Stockholders will be able to obtain free copies of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by TCAC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Tuatara Capital Acquisition Corporation, 655 Third Avenue, 8th Floor, New York 10017.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to (i) trends in the cannabis industry and springbig market size, including with respect to the potential total addressable market in the industry; (ii) springbig’s growth prospects; (iii) springbig’s projected financial and operational performance, including relative to its competitors; (iv) new product and service offerings springbig may introduce in the future; (v) the potential transaction, including the implied enterprise value, the expected post-closing ownership structure and the likelihood and ability of the parties to successfully consummate the potential transaction; (vi) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of TCAC’s securities; (vii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by TCAC’s stockholders; (viii) the effect of the announcement or pendency of the proposed business combination on TCAC’s or springbig’s business relationships, performance, and business generally; (ix) the outcome of any legal proceedings that may be instituted against TCAC or springbig related to the definitive agreement or the proposed business combination; (x) the ability to maintain the listing of TCAC’s securities on the NASDAQ; (xi) the price of TCAC’s securities, including volatility resulting from changes in the competitive and highly regulated industry in which springbig plans to operate, variations in performance across competitors, changes in laws and regulations affecting springbig’s business and changes in the combined capital structure; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities; and (xiii) other statements regarding springbig’s and TCAC’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of TCAC’s registration statements on Form S-1 and Form S-4, any proxy statement/prospectus relating to the transaction, other documents filed by TCAC from time to time with SEC, and any risk factors made available to you in connection with TCAC, springbig and the transaction. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of springbig and TCAC), and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

Participants in the Solicitation

TCAC, springbig and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from TCAC’s stockholders in connection with the proposed business combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of TCAC’s stockholders in connection with the proposed business combination will be set forth in TCAC’s proxy statement / prospectus when it is filed with the SEC. You can find more information about TCAC’s directors and executive officers in TCAC’s final prospectus dated February 11, 2021, and filed with the SEC on February 16, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement / prospectus when they become available. Stockholders, potential investors, and other interested persons should read the proxy statement / prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release relates to a proposed business combination between TCAC and springbig and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.